Acorn Energy Announces Second Quarter and Six Month 2013 Results

Wilmington, Del., August 7, 2013- Acorn Energy, Inc. (NASDAQ: ACFN), today announced the results for the second quarter and six-month periods ended June 30, 2013.

For the six-month 2013 period revenues were $10.9 million compared to $9.9 million in the 2012 six-month period. The net loss was $12.1 million vs. $7.4 million or $0.67 vs. $0.42 per share.

For the second quarter ended June 30, 2013, revenues were $5.2 million compared to $5.7 million in the second quarter of 2012. The net loss for the quarter was $7.2 million vs. $3.2 million in the comparable 2012 period, or $0.40 vs. $0.18 per share. Losses for both the second quarter and six month 2013 periods include an intangible asset impairment charge of approximately $1.1 million by OmniMetrix and a GridSense restructuring charge of approximately $0.6 million, for a total of approximately $1.7 million or $0.09 per share for each period.

John Moore, CEO of Acorn Energy said, “In the first six months of 2013 we continued to add to our growing roster of pioneering customers who are helping us convert our pilot sales into commercial orders. Each of our portfolio high tech businesses is a commitment to fundamental change in the energy industry, and we endeavor to mature our solutions to some of the world’s biggest energy and environmental challenges. Over the next few quarters you will see the impact on our financial results as we complete our major spending campaign on new technology and continue to emphasize sales, marketing and IT infrastructure development to support the growth in revenue and volume of customers that we expect to follow.”

US Seismic Systems (USSI)

USSI represents Acorn’s investment in a seismic technology to increase the efficiency, safety, and the ultimate recovery of oil and gas from unconventional oilfields, particularly those where alternative production methods are required, including fracking. According to a recent article in Forbes, the impact of unconventional oil and gas development on the U.S. economy is considerable, with potentially hundreds of billions of dollars in investments, millions of new jobs, and a renaissance of American ingenuity and innovation. However, the legacy seismic sensor technology does not have the performance and is too costly to support widespread monitoring of these new unconventional oil and gas recovery processes. CEOs and CFOs of oil companies are concerned about the poor yield of the capital they are spending to unlock oil from shale - an estimated 70% of the capital spent to drill an unconventional well is wasted.  Bloomberg recently estimated that $31 billion will be spent this year on sub-optimal frack stages. USSI’s revolutionary fiber optic sensor technology is designed to replace these legacy seismic sensing systems, greatly improving the production efficiency of the vast unconventional resource plays and providing constant monitoring of the well’s safety.

USSI currently has supplied systems to a supermajor oil company, oilfield service companies, and an oilfield equipment supplier. In June, USSI participated in a competitive full scale down-hole seismic sensor technology shootout led by a supermajor oil company. The supermajor informed USSI that they were using this competitive process to select the technology that will be used for monitoring all of their future unconventional wells. As a result of the competition, the supermajor selected USSI to move on to the next phase of the project. Further details are confidential.

In the third quarter, USSI will ship the world’s largest downhole fiber optic array to the oilfield service company SR2020. The company has also been working closely with the Department of Energy (DOE) on several projects and expects to ship a 36 level array to the DOE to be used in monitoring the fracking associated with enhanced geothermal systems (EGS). EGS technologies are expected to greatly increase the potential areas suitable for geothermal energy production by enhancing and/or creating geothermal resources in hot dry rock (HDR) through 'hydraulic fracturing'. The DOE envisions that EGS can replace energy supplied by aging nuclear power facilities, especially those close to urban areas in the U.S. and Europe.

We have invested to build a state of the art manufacturing facility that will have $50 million of manufacturing capacity by the end of the year. We have invested several million dollars to simplify the design and assembly of our sensors. We have a dedicated team that is completing the commercialization of the interrogator technology we licensed from Northrop Grumman, as well as our automated production lines, and we are confident we are creating a significant technological and economic moat with our 18 filed patents and 7 issued patents plus the 4 patents we licensed from Northrop Grumman.

In the first half of 2013, USSI reported revenues of $0.6 million, compared to first half 2012 revenues of $1.1 million. Second quarter 2013 revenues were $310,000 compared to $962,000 in the comparable 2012 period. The decreased revenue for each period is due to the timing of the delivery of USSI's sensor systems.

The second quarter operating loss was $2.3 million, compared to $2.1 million in the second quarter of 2012. For the six-month 2013 period the operating loss was $4.2 million vs. a loss of $3.8 million in the comparable 2012 period.

“USSI is in the right place at the right time with the breakthrough monitoring technology needed to ensure that the energy revolution brought on by unconventional oilfield production is carried out efficiently and safely,” said Jim Andersen, President and CEO of US Seismic Systems.

DSIT

DSIT Solutions, Ltd., based in Israel, continues to grow its niche of underwater monitoring of energy terminals, particularly as the development of autonomous underwater vehicles (AUVs) and swimmer delivery vehicles (SDVs) have changed the nature of warfare in the subsea, just as drones have changed warfare above ground. DSIT is committed to being the leader in securing energy terminals and other governmental and commercial strategic sites against this growing threat. The company has already installed its fully automatic underwater surveillance systems for the protection of oil platforms, terminals, ports and other high value critical coastal and offshore sites. These installations translate into reference customers around the world and a robust pipeline of opportunities versus only a handful a few years ago. DSIT has sold nearly $30 million worth of diver detection systems in a market that did not exist four years ago. The company is seeing growth in its innovative Portable Acoustic Range (PAR) system that is used to measure the radiated noise of submarines and surface vessels at sea. We believe that our worldwide market share for these systems is over 50%. DSIT continues to develop and refine its product offerings for its expanding customer base in this fast-growing market.

Six-month 2013 revenues were unchanged compared to 2012 with $6.8 million recorded in both periods, with gross profit and gross margin increasing slightly. Second quarter 2013 revenues were $3.5 million compared to $3.7 million in the 2012 second quarter.

Operating income for the first half of 2013 was $226,000 vs. operating income of $573,000 in 2012. For the second quarter 2013, operating income was $29,000 vs. 2012 second quarter operating income of $445,000. Decreases in operating income reflect higher R&D costs incurred during 2013 as part of the effort to increase its portfolio of products and meet market requirements.

GridSense

GridSense has completed the development of our DistributionIQ® product suite that monitors transformers, capacitor banks and overhead lines - the vital connective tissue of the electric grid. In the US, the electric utilities have just completed an upgrade to smart meters. We are well positioned to benefit as they turn their capital expenditures to modernizing their distribution systems. We have over 400 customers worldwide and our challenge is to leverage these relationships and our brand to grow our revenues so the company can support itself without additional Acorn investment. Our GridInsiteTM software is proving very important to helping our customers realize value from their pilots and we believe this solution will help us mature and convert our pipeline of forty-six pilots into major deployments. Because the industry are “fast followers” we just need one big deployment from one of our lighthouse customers to prove our thesis that there is a major opportunity for the electric industry to monitor and control its over 30 million distribution transformers and capacitor banks.

Subsequent to the end of the second quarter, GridSense announced an order for its Distribution IQ® and Line IQ® products from a major national utility valued in excess of $1 million. This order represents another conversion of a pilot to an initial commercial order. GridSense anticipates fulfilling the entire order during the third quarter of 2013.

GridSense six-month 2013 revenues were $2.5 million compared to $1.9 million in the 2012 six-month period. For the second quarter 2013, revenues were $0.9 million vs. $1.0 million in the comparable 2012 period.

The operating loss for the 2013 six-month period for GridSense was $2.8 million, compared to a loss of $2.1 million in the comparable 2012 period. The second quarter operating loss was $1.7 million, compared to a loss of $0.9 million in the second quarter of 2012. Losses for both the six month and three month 2013 periods include a restructuring charge of approximately $0.6 million. The restructuring was undertaken with a goal for GridSense to achieve a cash flow neutral position by the end of 2013.

“In 2013 GridSense has converted pilots to commercial orders and reduced its cost structure, all of which better positions the company to reach a cash flow neutral position this year,” said Joe Musanti, President and CEO of GridSense.

OmniMetrix

For the past seventeen years OmniMetrix has pioneered the field of remote generator monitoring. On January 14, 2013, the EPA finalized amendments to the National Emissions Standards for Hazardous Air Pollutants (NESHAP) for stationary Reciprocating Internal Combustion Engines (RICE). Now every commercial generator over a certain size needs to collect and report run times and annual emissions or face major civil penalties. This has created an increasing need for the commercial and industrial owners of the over one million generators currently operating to conduct air quality audits. The owners of these assets are faced with a choice - either dispatch valuable employees with clipboards to monitor the assets or deploy remote monitoring solutions like our OmniMetrix product that automatically collect and record the data. OmniMetrix has become another macro-bet like the one we made on CoaLogix based on the federalization of clean air rules.

OmniMetrix six-month 2013 revenues were $1.1 million compared to $157,000 in the 2012 six-month period. For the second quarter 2013, revenues were $528,000 vs. $54,000 in the comparable 2012 period.

The operating loss for the 2013 six-month period for OmniMetrix was $3.2 million, compared to a loss of $0.9 million in the comparable 2012 period. The second quarter operating loss was $2.2 million, compared to a loss of $0.8 million in the second quarter of 2012. Losses for both the three month and six month 2013 periods include an intangible asset impairment charge of $1.1 million following the decision by a customer to deactivate their installed base of monitoring units. OmniMetrix 2012 results are from the period of our acquisition on February 15, 2012.

“At OmniMetrix we see exciting opportunities in the environmental compliance market, and we look forward to increasing efficiency by pooling efforts with GridSense,” said Joe Musanti, President and CEO of OmniMetrix.

Conference Call Information

Acorn Energy will host a conference call on Thursday, August 8, 2013 at 11:00 AM, EDT to discuss its second quarter 2013 results and developments. Participants can pre-register for the conference call and webcast by clicking here: http://dpregister.com/10031963. Please note that registered participants will receive their dial-in number upon registration. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your outlook calendar with an invitation. Participants that would like to join the conference call, but have not registered can do so by dialling US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call”.  If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00 am EDT on September 9, 2013 by dialling US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10031963.

Annual Meeting

Acorn Energy will host its annual meeting of shareholders on Friday, September 20, 2013 at The Union League Club, 38 East 37th Street, New York City, New York at 1:00pm EDT beginning with lunch at noon. Jacket and tie required.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense provides monitoring for all critical points along the electricity delivery system. OMNIMETRIX remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

- Financial Tables to Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$13,349	$26,147
Restricted deposit	598	699
Accounts receivable, net	3,270	5,481
Unbilled revenue	6,614	5,213
Inventory	6,145	5,106
Other current assets	3,343	3,547
Total current assets	33,319	46,193
Property and equipment, net	2,049	927
Severance assets	3,363	3,165
Restricted deposit	-	115
Intangible assets, net	7,846	9,561
Goodwill	6,407	6,630
Other assets	1,012	745
Total assets	$53,996	$67,336
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$251	$153
Accounts payable	2,154	2,631
Accrued payroll, payroll taxes and social benefits	2,052	2,420
Deferred revenue	1,943	3,323
Other current liabilities	3,163	1,708
Total current liabilities	9,563	10,235
Long-term liabilities:
Accrued severance	4,759	4,491
Other long-term liabilities	691	665
Total long-term liabilities	5,450	5,156
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,870,526 and 18,892,456 shares at December 31, 2012 and June 30, 2013, respectively	188	188
Additional paid-in capital	83,494	83,469
Warrants	44	55
Accumulated deficit	(41,882)	(29,733)
Treasury stock, at cost – 801,920 shares at December 31, 2012 and June 30, 2013	(3,036)	(3,036)
Accumulated other comprehensive income	319	716
Total Acorn Energy, Inc. shareholders’ equity	39,127	51,659
Non-controlling interests	(144)	286
Total equity	38,983	51,945
Total liabilities and equity	$53,996	$67,336

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
Revenues:
Projects	$7,241	$7,618	$3,659	$4,582
Products	2,875	1,951	1,168	1,023
Services	833	341	406	122
Total revenues	10,949	9,910	5,233	5,727
Cost of sales:
Projects	5,563	5,773	3,114	3,527
Products	1,770	1,200	731	587
Services	219	251	116	127
Total cost of sales	7,552	7,224	3,961	4,241
Gross profit	3,397	2,686	1,272	1,486
Operating expenses:
Research and development expenses, net of credits	4,117	3,017	2,116	1,699
Selling, general and administrative expenses	10,226	8,619	4,970	4,390
Impairment of intangibles	1,116	-	1,116	-
Restructuring and related charges	594	-	594	-
Total operating expenses	16,053	11,636	8,796	6,089
Operating loss	(12,656)	(8,950)	(7,524)	(4,603)
Finance income, net	89	107	75	130
Loss before income taxes	(12,567)	(8,843)	(7,449)	(4,473)
Income tax benefit (expense), net	(85)	989	(16)	1,064
Net loss	(12,652)	(7,854)	(7,465)	(3,409)
Net loss attributable to non-controlling interests	503	461	291	205
Net loss attributable to Acorn Energy, Inc. shareholders	$(12,149)	$(7,393)	$(7,174)	$(3,204)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.67)	$(0.42)	$(0.40)	$(0.18)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	18,084	17,796	18,091	17,912

Dividends declared per common share	$0.035	$0.070	$-	$0.035